Exhibit (a)(5)



                                   OFFER BY
                               THE LIMITED, INC.

                             TO PURCHASE FOR CASH

                  UP TO 85,000,000 SHARES OF ITS COMMON STOCK

                                      AT

                             $19.00 NET PER SHARE


     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00
        MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 6, 1996,
                       UNLESS THE OFFER IS EXTENDED.


To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated February 1, 1996 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by The Limited, Inc., a Delaware corporation (the "Company"), to purchase for cash up to 85,000,000 shares of its Common Stock, $.50 par value per share (such shares, together with all other outstanding shares of Common Stock of the Company, are herein referred to as the "Shares"), at a price of $19.00 net to the seller in cash, upon the terms and subject to the conditions of the Offer. The Company will purchase all Shares validly tendered and not withdrawn upon the terms and subject to the conditions of the Offer, including the provisions relating to "odd lot" tenders and proration described in the Offer to Purchase. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     As described in the Offer to Purchase, the Company reserves the right to purchase more than 85,000,000 Shares but does not currently plan to do so. The Company will return all Shares not purchased, including Shares not purchased as a result of proration.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.


     Please note carefully the following:

     1.  Price:  The tender price is $19.00 per Share, net to you in cash.

     2. Expiration Date: The Offer, the proration period and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, March 6, 1996, unless the Company extends the Offer.

     3. Conditions: The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to the conditions set forth in Section 6 of the Offer to Purchase.

     4. Transfer Taxes: Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     5. Special Treatment for "Odd Lot" Holders: If you owned beneficially as of the close of business on January 31, 1996, an aggregate of fewer than 100 Shares and you instruct us to tender on your behalf all such Shares prior to the expiration of the Offer and check the box captioned "Odd Lots" on the instruction form, all such Shares will be accepted for purchase before proration, if any, of the purchase of other Shares properly tendered and not withdrawn.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

     YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 6, 1996, UNLESS THE COMPANY EXTENDS THE OFFER.

     As described in the Offer to Purchase, if fewer than all Shares validly tendered and not withdrawn prior to the expiration of the Offer are to be purchased by the Company, the Company will purchase Shares in the following order of priority: (a) all "odd lot" Shares tendered and not withdrawn prior to the expiration of the Offer by any stockholder who owned beneficially as of the close of business on January 31, 1996, an aggregate of fewer than 100 Shares, and who validly tenders all of such Shares (partial tenders will not qualify for this preference); and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the expiration of the Offer on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Lazard Freres & Co. LLC and Goldman, Sachs & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                         Instructions with Respect to
                          Offer to Purchase for Cash
                    Up to 85,000,000 Shares of Common Stock

                                      of

                               THE LIMITED, INC.

      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated February 1, 1996, and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by The Limited, Inc. to purchase for cash up to 85,000,000 shares of its Common Stock, $.50 par value per share (such shares, together with all other outstanding shares of Common Stock of the Company, are herein referred to as the "Shares"), at a price of $19.00 per Share, net to the undersigned in cash.

     The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

[ ] By checking this box, all Shares held by us for your account, excluding fractional Shares, will be tendered. If fewer than all Shares are to be tendered, please check the box and indicate below the aggregate number of Shares to be tendered by us.
                                         ___________________ Shares*

*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.


                                   ODD LOTS
[ ] By checking this box, the undersigned represents that the undersigned owned beneficially as of the close of business on January 31, 1996, an aggregate of fewer than 100 Shares and is tendering all of such Shares.


                                 SIGN HERE

__________________________________      ___________________________________


__________________________________      ___________________________________
            Signature(s)

Area Code and Telephone Number____      ___________________________________

Date _____________________________      ___________________________________
                                              Please print name(s) and
                                                  address(es) here

Taxpayer ID No. or
Social Security No._______________